Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (the “Agreement”) is made as of June 5, 2019 by and among Alliance Data Systems Corporation, ADS Alliance Data Systems, Inc. (together, the “Company”) and Edward J. Heffernan (“Executive”) (together, the “Parties”).

WHEREAS, Executive currently serves as President and Chief Executive Officer of the Company;

WHEREAS, the Parties have discussed Executive’s potential retirement and separation from employment and other positions with the Company, and the Parties have mutually agreed to establish terms for Executive’s retirement and separation; and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive in connection with his retirement and separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Retirement Date; Resignation from Positions.

(a) Executive’s effective date of retirement and separation from employment and other positions he holds with the Company and/or any affiliates of the Company will be June 5, 2019 (the “Retirement Date”).  Executive hereby resigns, as of the Retirement Date, from his positions as President and Chief Executive Officer of the Company, his membership on the Company’s Board of Directors (the “Board”), and any and all other positions as an officer, director, employee and/or member of any Board committees of the Company and/or any Company affiliates, and further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by the Company.  As of the Retirement Date, any previously existing agreements related to Executive’s employment with the Company and the terms and conditions thereof will terminate and be of no further force or effect; provided that all agreements related to confidentiality, restrictive covenants, indemnification or D&O insurance protection, including without limitation any associate confidentiality agreement, shall remain in full force and effect in accordance with their terms, except as and to the extent expressly amended by this Agreement.

(b) Executive shall be paid, in accordance with the Company’s regular payroll practices, all unpaid base salary earned through the Retirement Date, including any amounts for accrued unused vacation time to which Executive is entitled through such date in accordance with Company policy. Executive shall also receive reimbursement of any unreimbursed business expenses reasonably incurred through such date consistent with past practice, and Executive shall receive (or, as applicable, be entitled to receive) all employee benefits and compensation to which he is entitled by law or by the terms of such benefit and compensation arrangements (as amended through the Retirement Date with respect to senior executives generally) including, without limitation, contributions from employer or Executive in respect of any qualified or nonqualified deferred compensation plan (including the Executive Deferred Compensation Plan) (together, the “Accrued Obligations”).  As of the Retirement Date, all salary payments from the Company will cease and Executive’s participation under Company-provided benefit plans, programs, or practices as an active employee will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement.

2.    Retirement Benefits.  Executive shall be paid or provided the following benefits (the “Retirement Benefits”), less applicable deductions and withholdings, in accordance with this Section 2 if, and only if, (i) Executive executes the Release attached hereto as Attachment A (the “Release”) on the Retirement Date and (ii) Executive does not revoke the Release within seven (7) calendar days of the date of Executive’s execution of the Release (the “Release Revocation Period”):

(a) A cash lump sum equal to $1,006,200;

(b) A cash bonus amount of $2,250,000; and

(c) Accelerated vesting and settlement of the restricted stock units and performance stock units set forth on Schedule 1 attached hereto.  Except as expressly set forth on Schedule 1, any unvested equity awards held by Executive that do not vest under this Retirement Agreement as of the Retirement Date shall be immediately forfeited on the Retirement Date. The Retirement Benefits will be paid to Executive within 30 days after the date the Release Revocation Period ends.  Executive will be responsible for the payment of any required federal, state, local or foreign taxes incurred, or to be incurred, in connection with the Retirement Benefits, and the Company shall withhold from amounts payable under this Agreement all taxes that are required to be withheld by applicable laws with respect thereto and report on any applicable federal, state, local or foreign tax reporting form any income to Executive determined by the Company as resulting from such amounts payable or benefits provided hereunder.  Amounts payable hereunder or under any other arrangement referenced herein shall not be subject to mitigation or offset.

3.    Not a Release. Nothing in this Agreement shall constitute or be deemed to constitute a release or waiver of claims Executive may have as of the Retirement Date.

4.    Ongoing Obligations.  Executive acknowledges and reaffirms his obligation, except as otherwise permitted by Section 7 below, to keep confidential and not to use or disclose any and all non-public information concerning the Company acquired by him during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters or any matters covered by any associate confidentiality agreement to which Executive is a party.   The Parties acknowledge that as of the Retirement Date, stock ownership and retention guidelines that are applicable to senior executives of the Company will no longer apply to Executive (without the need for further action relating thereto).

5.    Non-Disparagement.  Executive understands and agrees that from and after the Retirement Date, except as otherwise permitted by Section 7 below, he will not, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding the Company, or any of its affiliates, subsidiaries, parent companies, predecessors, and successors, and then current officers and directors, or regarding the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters.  The Company hereby agrees that it shall cause during their respective period of service to the Company and its affiliates the members of their respective Boards and their respective senior executive officers not to make, any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding Executive or any affiliates of Executive. The Company will issue no official statement regarding Executive or any such affiliates without Executive’s prior written consent (not to be unreasonably withheld); provided, however, that nothing herein shall restrict the Company from making public announcement (including via press release and filing on Form 8-K) of Executive’s retirement and related succession matters.  For the avoidance of doubt, the foregoing shall not prevent any person from stating or repeating factual information which is otherwise publicly available, or from making truthful disclosures or reports to the extent required by law or in any litigation or arbitration.  For the further avoidance of doubt, nothing herein shall be deemed to prevent any person from engaging in good faith competition in the marketplace with any Released Parties.

6.    Company Property.  Executive confirms that he will comply with the Company’s policies regarding return of Company property, except that Executive will be entitled to retain his Company provided iPad, iPhone, and his contact list.

7.    Scope of Disclosure Restrictions.  Nothing in this Agreement or elsewhere prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes Executive to waive and nothing herein shall be deemed to waive the Company’s attorney-client privilege.  Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8.    Cooperation.  Executive agrees that, to the extent permitted by law, he shall reasonably cooperate with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator (except where such claim or action is by Executive or its affiliate where Executive or such affiliate is or could reasonably be expected to be adverse to the Company or its affiliates).  Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available on reasonable advance notice to meet with the Company’s counsel, at reasonable times and locations designated by the Company and reasonably agreeable to Executive, to participate in the investigation or preparation of the Company’s claims or defenses, to assist in the preparation for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in his possession, and to act as a witness when requested by the Company (except where, as determined by Executive’s counsel selected by him, such cooperation would be adverse in any material respect to Executive’s interests). The Company will reimburse Executive for all reasonable and documented out of pocket costs that he incurs to comply with this paragraph (including, without limitation, any attorneys’ fees and costs reasonably incurred by him).  Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

9.    Amendment and Waiver.  This Agreement and the Release, upon their respective effective dates (as defined below), shall (i) be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties and (ii) be binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors.  No delay or omission by the Company or Executive in exercising any right under this Agreement or the Release shall operate as a waiver of that or any other right.  A waiver or consent given by the Company or Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.    Validity.  Should any provision of this Agreement or the Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement or the Release.

11.    Nature of Agreement.  Both Parties understand and agree that this Agreement is a retirement agreement and the Release is a release of claims agreement, and neither constitute an admission of liability or wrongdoing on the part of the Company or Executive.

12.   Time for Consideration and Revocation.  This Agreement shall be effective and enforceable as of the Retirement Date.  The Release shall become effective and enforceable on the 8th calendar day following the date on which Executive executes the Release, provided Executive does not exercise his revocation rights with respect to the Release during the Release Revocation Period.  Executive understands that he will not be paid or provided the Retirement Benefits unless he timely signs and returns the Release and does not revoke the Release within the Release Revocation Period.

13.    Acknowledgments.  Executive acknowledges that he has been given a reasonable amount of time to consider this Agreement, that he has been given at least twenty-one (21) days to consider the Release prior to being required to sign it (such 21-day period, the “Consideration Period”), and that the Company has advised him to consult with an attorney of his own choosing prior to signing this Agreement and the Release. Executive further acknowledges and agrees that any changes made to this Agreement or any exhibits or attachments hereto following his initial receipt of this Agreement, whether material or immaterial, shall not re-start or affect in any manner the Consideration Period. Executive understands that he may revoke the Release for a period of seven (7) days after he signs it by notifying the Company in writing, and that the Release shall not be effective or enforceable until the expiration of the seven (7) day revocation period.  Executive understands and agrees that by entering into the Release he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he will have received consideration beyond that to which he was previously entitled.

14.    Voluntary Assent.  Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement and that he has been represented by counsel of his own choosing.  Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

15.   Governing Law.  This Agreement and the Release shall be interpreted and construed by the laws of the State of Texas, without regard to conflict of laws provisions.  Each of the Company and Executive hereby irrevocably submits to and acknowledges and recognizes the exclusive jurisdiction and venue of the courts of the State of Texas (which courts, for purposes of this Agreement and the Release, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement and the Release or the subject matter thereof.

16.   Entire Agreement.  This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s retirement and separation from the Company, and the settlement of certain claims or potential claims against the Company described herein, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith (including without limitation that certain Change in Control Severance Protection Agreement dated as of December 13, 2016 made by and between Executive and ADS Alliance Data Systems, Inc.) with the exception of any associate confidentiality agreement Executive has previously executed.

17.    Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

18.    Press Release; Communications.  This Agreement and the arrangements herein described may be disclosed as required by applicable law.  The Company will prepare a good faith communication to be delivered to the Company’s employees describing Executive’s role through the Retirement Date, which communication will serve as the basis for replies to inquiries made of the Company (or its personnel) with respect to Executive’s service or the termination thereof.

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IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

ALLIANCE DATA SYSTEMS CORPORATION ADS ALLIANCE DATA SYSTEMS, INC.

By: /s/ Joseph L. Motes III	Date: June 5, 2019
Name: Joseph L. Motes III
Title: General Counsel

I hereby agree to the terms and conditions set forth above.  I have been given a reasonable amount of time to consider this Agreement and I have chosen to execute this on the date below.  I further understand that my receipt of the Retirement Benefits is contingent upon my timely execution, return and non-revocation of the Release, and that I have been given at least twenty-one (21) days to consider such Release, and will have seven (7) days in which to revoke my acceptance after I sign such Release.

Edward J. Heffernan

/s/ Edward J. Heffernan	Date: June 5, 2019

ATTACHMENT A

RELEASE OF CLAIMS

This Release of Claims (the “Release”) is made by (i) Edward J. Heffernan (“Executive”) and (ii) Alliance Data Systems Corporation and ADS Alliance Data Systems, Inc.  (together, the “Company”) as of the date set forth opposite their signatures below.  Capitalized terms used but not defined herein have the meanings set forth in the Retirement Agreement to which this Release is attached as Attachment A.

WHEREAS, Executive’s Retirement Date has occurred on or prior to the execution of this Release; and

WHEREAS, the Parties are entering into this Release in accordance with the terms and conditions set forth in the Retirement Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.  Releases – In exchange for the consideration set forth in the Retirement Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, committees, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties up to the date on which he signs this Release, whether known or unknown, arising out of or relating to Executive’s employment or service with, separation or retirement from the Company including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; and any claim or damage arising out of Executive’s provision of services to and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), (ii) release any of the Released Parties with respect to any rights to vested compensation or benefits or unvested compensation or benefits that are eligible to vest in connection with the Retirement Date as Retirement Benefits (including, without limitation, with respect to reimbursement claims for benefits under health and welfare plans) under any employee benefit or compensation plan or any health care continuation to the extent such continuation is required by applicable law, or under any securities trading (e.g., 10b5-1) plan; (iii) deprive Executive of or release any rights Executive may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between Executive and the Company (and/or otherwise under law) for indemnification, contribution, exculpation, and/or defense as an employee, officer or director of the Company or any Released Party for his service to the Company or any Released Party (recognizing that such indemnification, contribution, exculpation, and/or defense is not guaranteed by this Release and shall be governed by the instrument or law, if any, providing for such indemnification and/or defense in a manner that is consistent with other senior executive officers and directors and which is not administered or amended to the disproportionate disfavor of Executive), (iv) release any of the Released Parties with respect to any securities held or once held by Executive (or his estate planning vehicles or permitted transferees of Executive), or (v) deprive Executive of or release any of the rights under this Release or the Retirement Agreement (including, without limitation, with respect to Accrued Obligations) or any other agreement containing covenants for the benefit of Executive.

In exchange for good and valuable consideration, which is hereby acknowledged, the Company (on its behalf and on behalf of its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, committees, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries) (collectively, the “Releasing Company Parties”) hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Executive, and his  affiliates, heirs, estates and administrators (collectively, the “Executive Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that the Releasing Company Parties ever had or now has against any or all of the Executive Released Parties up to the date on which the Company signs this Release, whether known or unknown, arising out of or relating to Executive’s employment or service with, separation or retirement from the Company, including all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, wrongful discharge, and breach of contract; and any claim or damage arising out of Executive’s provision of services to and/or separation from the Company under any common law theory or any federal, state or local statute or ordinance; provided, however, that this release of claims shall not (i) release any of the Executive Released Parties from any claim for fraud or bad faith with respect to Executive’s service to the Releasing Company Parties (although the Company represents that it is not aware, as of the date of this Release, of any grounds for such a claim), (ii) rights to enforce any employment based restrictive covenants that are intended to apply hereafter, (iii) rights to effect a performance based clawback of performance based awards pursuant to the Company’s equity plan governing outstanding awards generally, or (iv) any rights the Company has under the Retirement Agreement.

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2.  Company Property – Executive confirms that he has complied or will comply with the Company’s policies regarding the return of Company property in all material respects consistent with the Retirement Agreement.

3.  Business Expenses; Final Compensation – Executive acknowledges that, other than (i) his final paycheck for work performed through the Retirement Date, (ii) payment for any accrued, unused vacation time as of the Retirement Date, and (iii) reimbursement for any outstanding business expenses incurred in conjunction with the performance of his employment and submitted in accordance with Company policy, he has received all compensation due to him from the Company, and that he is not eligible or entitled to receive any additional payments or consideration from the Company beyond that set forth in the Retirement Agreement or under applicable employee benefit or compensation programs.

4.  Time for Consideration; Acknowledgments – Executive acknowledges that, in order to be eligible to receive the Retirement Benefits, he must sign and return this Release on the Retirement Date.  Executive acknowledges that he has been given at least twenty-one (21) days to consider this Release, and that the Company advised him to consult with an attorney of his own choosing prior to signing this Release, and that he has done so.  Executive understands that he may revoke this Release for a period of seven (7) calendar days of the date he signs it (the “Release Revocation Period”) by notifying the Company in writing, and the Release shall not be effective or enforceable until the expiration of the Release Revocation Period (i.e., on the day immediately following expiration of such revocation period).  Executive understands and agrees that by entering into this Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

5.  Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Release, and that he fully understands the meaning and intent of this Release.  Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Release with an attorney. The undersigned further state and represents that they have carefully read this Release, understand the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs their name of their own free act.

For the avoidance of doubt, this Release supplements, and in no way limits, the Retirement Agreement.

I hereby provide this Release as of the current date and acknowledge that the execution of this Release is in further consideration of my receipt of the Retirement Benefits, which I acknowledge would not occur if I did not enter into this Release.  I intend that this Release will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

The undersigned acknowledge and agree that they are authorized to act on behalf of the persons and entities covered hereby.

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Edward J. Heffernan

/s/ Edward J. Heffernan	Date: June 5, 2019

ALLIANCE DATA SYSTEMS CORPORATION (FOR ITSELF AND THE RELEASING COMPANY PARTIES) ADS ALLIANCE DATA SYSTEMS, INC.

By: /s/ Joseph L. Motes III	Date: June 5, 2019
Name: Joseph L. Motes III
Title: General Counsel

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